Exhibit 99.1

Contact:	Ian Harvie Chief Financial Officer C&D Technologies (215) 619-7835 or Andrea Calise Kekst and Company (212) 521-4845

Press Release

C&D TECHNOLOGIES RECEIVES ALL REQUISITE APPROVALS FOR OUT-OF-COURT FINANCIAL RESTRUCTURING

—Equity Holders Approve Exchange Offers at Special Meeting of Stockholders

—More than 95% of Noteholders Tender Their Notes

— Financial Restructuring Expected to be Completed by December 31, 2010.

BLUE BELL, Pa., December 21, 2010—C&D Technologies, Inc. (CHHP.PK) announced today that it has received all necessary approvals from its stockholders and noteholders for its proposed out-of-court financial restructuring. Upon consummation, which is expected to occur shortly, the financial restructuring will reduce the Company’s total debt from approximately $175 million to $50 million.

As of 11:59 PM EST on December 20, 2010, approximately 98.91% of the outstanding principal of the Company’s outstanding 5.25% Convertible Senior Notes due 2025 and approximately 96.65% of the outstanding principal of the Company’s outstanding 5.50% Convertible Senior Notes due 2026 (together the “Notes”), for an aggregate of approximately 97.99% of the outstanding principal of the Notes, had been tendered and not withdrawn in its outstanding offers to exchange the Notes for up to 95% of the outstanding shares of the Company’s common stock (the “Common Stock”) in the aggregate following consummation of the exchange offers, and the exchange offers expired in accordance with their terms. The consummation of the exchange offers was conditioned upon, among other things, at least 95% of the aggregate principal amount of the Notes being tendered and not withdrawn.

At a Special Meeting of Shareholders on Monday, December 20, 2010, holders representing a majority of the Company’s outstanding Common Stock voted to approve the exchange offers and an amendment to the Company’s certificate of incorporation authorizing an increase in the number of shares of Common Stock authorized for issuance and a forward stock split in ratios between 1:1 and 1.95:1, to be determined by the Board of Directors of the Company.

The exchange offer is expected to be consummated on or before December 31, 2010.

Pursuant to the terms of the exchange offers, the participating noteholders will receive their pro rata share of 95% of the issued and outstanding Common Stock of the Company immediately following completion of the exchange offer. Based on the amount of principal validly tendered and not validly withdrawn in the exchange offers, the participating noteholders will receive approximately 93.09% of the issued and outstanding Common Stock of the Company and existing holders of Common Stock will retain approximately 6.91% of the issued and outstanding Common Stock of the Company, in each case subject to dilution due to securities issued under the Company’s management incentive plans.

“Today’s announcement represents a major accomplishment in our financial restructuring plan,” said Dr. Jeffrey A. Graves, President and CEO. “We are very pleased to have received approval from both our equity and noteholders for our debt restructuring. The debt-to-equity swap will enable us to reduce our total debt from approximately $175 million to $50 million, giving us an appropriate capital structure for a company our size. We are grateful for the support we have received from our customers, suppliers and employees during this challenging period and are optimistic about the future. Once we complete our financial restructuring, we believe we will be in an excellent position to leverage the strength of the C&D brand, our deep customer relationships and reputation for industry leading products to take advantage of improving market conditions and global growth opportunities.”

As all material conditions to consummating the out-of-court restructuring have been satisfied, the Company has ceased seeking support for its prepackaged plan of reorganization that it had been pursuing in the event that certain conditions to the exchange offers were not satisfied.

Additional details related to the restructuring plan can be found in the Form 8-K expected to be filed with the Securities and Exchange Commission today.

About C&D Technologies:

C&D Technologies, Inc. provides solutions and services for the switchgear and control (utility), telecommunications, and uninterruptible power supply (UPS), as well as emerging markets such as solar power. C&D Technologies’ engineers, manufactures, sells and services fully integrated reserve power systems for regulating and monitoring power flow and providing backup power in the event of primary power loss until the primary source can be restored. C&D Technologies’ unique ability to offer complete systems, designed and produced to high technical standards, sets it apart from its competition. C&D Technologies is headquartered in Blue Bell, PA. For more information about C&D Technologies, visit http://www.cdtechno.com.

Forward-looking Statements:

This press release contains forward-looking statements, which are based on management’s current expectations and are subject to uncertainties and changes in circumstances. Words and expressions reflecting something other than historical fact are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements. The Company’s actual results could differ materially from those anticipated in forward-looking statements as a result of a variety of factors, including those discussed in “Risk Factors” included in the Company’s Annual Report on Form 10-K for the year ended January 31, 2010, updated to reflect certain subsequent events as detailed in the Current Report on Form 8-K, filed on October 20, 2010, which should be read in conjunction with the Company’s Quarterly Report on Form 10-Q for the quarter ended October 31, 2010, including the risk factors contained therein. We caution you not to place undue reliance on these forward-looking statements.

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